AMRESCO, INC.

            EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                               Three Months Ended        Nine Months Ended
                                                  September 30,             September 30,
                                               1999         1998           1999          1998
Basic:
 Net income (loss)                          $(82,009,000)    $758,000  $(59,667,000)  $34,467,000

 Weighted average common shares outstanding   48,786,122   44,678,175    48,589,551    42,215,166
 Contingently issuable shares                                                            72,965
 Restricted shares                              (855,036)    (398,658)     (771,179)     (366,832)
   Total                                      47,931,086   44,279,517    47,818,372    41,921,299

   Earnings (loss) per share                      $(1.71)       $0.02        $(1.25)        $0.82

Diluted:
 Net income (loss)                          $(82,009,000)    $758,000  $(59,667,000)  $34,467,000

 Weighted average common shares outstanding   48,786,122   44,678,175    48,589,551    42,215,166
 Contingently issuable shares                                                              72,965
 Net effect of non-vested restricted stock
 based on the Treasury stock method using the
 average market price                           (855,036)                  (771,179)
 Net effect of dilutive stock options based
  on the Treasury stock method using the
  average market price                                        765,022                   1,009,117
   Total                                      47,931,086   45,443,197    47,818,372    43,297,248

   Earnings (loss) per share                      $(1.71)       $0.02        $(1.25)        $0.80